Exhibit 3.1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                              BIOMUNE SYSTEMS, INC.


     Biomune Systems, Inc., a corporation incorporated pursuant to the provisions of the Nevada Private Corporations Law, does hereby certify, by and through its undersigned President and Secretary, that the following sets forth the Articles of Incorporation of Biomune Systems, Inc., as amended and restated to read in their entirety as follows:


                                    ARTICLE I
                                      Name

     The name of the Corporation is Biomune Systems, Inc.


                                   ARTICLE II
                      Registered Office and Resident Agent

     The address of the registered office of the Corporation is 2765 South Highland Drive, Suite 112, Las Vegas, Nevada; but the Board of Directors may from time to time establish other places within or without the State of Nevada for the conduct of business. The name of the resident agent at such address is Edward J. Achrem.


                                   ARTICLE III
                                     Purpose

     The nature of business or purposes to be conducted or promoted is to engage in any lawful act or activity.


                                   ARTICLE IV
                                  Capital Stock

     4.1. Authorized Capital Stock. The Corporation shall have authority to issue a total of five hundred fifty million (550,000,000) shares of capital stock, consisting of five hundred million (500,000,000) shares of Common Stock, $0.0001 par value per share (the "Common Stock"), and fifty million (50,000,000) shares of Preferred Stock, $0.0001 par value per share (the "Preferred Stock"). All of the shares of the Corporation's capital stock shall be non-assessable.

     4.2. Preferred Stock. The Preferred Stock may be issued by the Corporation from time to time in one or more series and in such amounts as may be determined by the Board of Directors thereof. The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock, and of each series thereof, shall be such as are fixed by the Board of Directors, the authority so to do being hereby expressly granted, as stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (a "Director's Resolution"). The authority of the Board of Directors with respect to each such series of Preferred Stock shall include, but shall not be limited to, determination of the following:

          4.2.1. The distinctive serial designation and number of shares comprising each such series;

          4.2.2. The rate of dividends, if any, on the shares of that series, whether dividends shall be non-cumulative, cumulative to the extent earned or cumulative (and, if cumulative, from which date or dates), whether dividends shall be payable in cash, property or rights, or in shares of the Corporation's capital stock, and the relative priority, if any, of payment of dividends on shares of that series over shares of any other series;

          4.2.3. Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, the event or events upon or after which they shall be redeemable or at whose option they shall be redeemable, and the amount per share payable in case of redemption (which amount may vary under different conditions and at different redemption dates) or the property or rights, including securities of any other corporation, payable in case of redemption;

          4.2.4. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts payable into such sinking fund;

          4.2.5. The rights, if any, to which the holders of the shares of that series shall be entitled in the event of voluntary involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series in any such event;

          4.2.6. Whether the shares of that series shall be convertible into or exchangeable for shares of stock of any other class of the capital stock of the Corporation or any other series of Preferred Stock of the Corporation or the securities of any other entity and, if so, the terms and conditions of such conversion or exchange, including the rate or rates of conversion or exchange, the date or dates upon or after which or the events upon which they shall be convertible or exchangeable or at whose option they shall be convertible or exchangeable, and the method, if any, of adjusting the rates of conversion or exchange in the event of a stock split, stock dividend, combination of shares or similar event;

          4.2.7. Whether the issuance of any additional shares of such series shall be subject to restrictions, or whether any shares of any other series shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series;

          4.2.8. Voting rights, if any, including, without limitation, the authority to confer multiple votes per share, voting rights as to specified matters or issues or, subject to the provisions of these Amended and Restated Articles of Incorporation, voting rights to be exercised either together with holders of Common Stock as a single class, or independently as a separate class; and

          4.2.9. Any other preferences, privileges and powers, and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of these Amended and Restated Articles of Incorporation and as shall now or hereafter be permitted by the Nevada Private Corporations Law.

     4.3. Series A 10% Cumulative Convertible Preferred Stock. The Corporation incorporates herein the Designation of Rights and Preferences filed with the Nevada Secretary of State regarding the Company's Series A 10% Cumulative Convertible Preferred Stock.

     4.4. Series B 10% Cumulative Convertible Non-Voting Preferred Stock. The Corporation incorporates herein the Designation of Rights and Preferences filed with the Nevada Secretary of State regarding the Company's Series B 10% Cumulative Convertible Non-Voting Preferred Stock.

     4.5. Common Stock. Except as otherwise required by law or these Amended and Restated Articles of Incorporation or as otherwise provided with respect to the relative rights of shares of Preferred Stock in any Director's Resolution, all shares of Common Stock shall be identical and the holders of shares of Common Stock shall possess voting power and each share of Common Stock shall have one
(1) vote.

     4.6. Relative Ranking of Common Stock. The Common Stock is junior to the Preferred Stock and is subject to all of the powers, rights, privileges, preferences and priorities of the Preferred Stock as herein set forth and as may be stated in any Director's Resolution.

     4.7. Definition of Voting Stock. For all purposes in these Amended and Restated Articles of Incorporation, the term "Voting Stock" means all shares of any class or series of the capital stock of the Corporation entitled to vote generally in the election of directors.


                                    ARTICLE V
                                    Directors

     5.1. Name and Number of Directors. The governing board of the Corporation shall be known as the Board of Directors, and its members shall be known as directors, and the authorized number of directors of the Corporation shall be not less than three (3) (minimum number) nor more than eleven (11) (maximum number), as established by the Board of Directors from time to time by resolution. The actual authorized number of directors shall be fixed from time to time exclusively by the Board of Directors within the above range pursuant to a resolution adopted by a majority of the actual authorized directors. The action taken by the appropriate number or percent of the actual authorized directors, as such number or percent is specified by these Amended and Restated Articles of Incorporation, by the Corporation's Bylaws or by the Nevada Private Corporations Law, shall be deemed to be the action of the Corporation's Board of Directors.

     5.2. Term of Office. Directors shall hold office for one year or until their successors shall have been duly elected and qualified, as provided for in the Bylaws; provided, however, that any one or more of the directors may be removed, with or without cause, at any time in the manner prescribed by applicable law.

     5.3 Removal of Directors. Except as otherwise fixed pursuant to the provisions of Article IV relating to the rights of holders of any class or series of Preferred Stock to elect directors under specified circumstances, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of Voting Stock, voting together as a single class.

     5.4. Names and Addresses of Current Directors. The names and addresses of each member of the current Board of Directors of the Corporation are set forth below:

         David G. Derrick                   540 Arapeen Drive, Suite 202
                                            Salt Lake City, Utah 84108-1202

         Allan H. Barker, M.D.              333 South 900 East
                                            Salt Lake City, Utah 84102

         Aaron Gold                         4363 Sheldon Drive
                                            La Mesa, California 92041

         Charles J. Quantz                  350 7th Avenue, #180
                                            San Francisco, California 94118

         Thomas Q. Garvey, III, M.D.        10125 Gary Road
                                            Potomac, Maryland 10854

         Christopher D. Illick              22 Mountain Avenue
                                            Princeton, New Jersey 08540


                                   ARTICLE VI
                       Certain Contracts and Transactions

     The Corporation shall have authority, to the fullest extent now or hereafter permitted by the law of the State of Nevada or by any other applicable law, to enter into any contract or transaction with one or more of its directors or officers, or with any corporation, partnership, joint venture, trust, association or other entity in which one or more of the Corporation's directors or officers are directors or officers or have a financial interest, notwithstanding such relationships and notwithstanding the fact that the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction.


                                   ARTICLE VII
                    Elimination of Liability; Indemnification

     7.1. Elimination of Liability. No director or officer of the Corporation will be liable to the Corporation or its shareholders for damages for breach of fiduciary duty as a director or officer, excepting only (a) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of dividends in violation of Nevada Revised Statutes Section 78.300. In the event that the Nevada Private Corporations Law is amended after the filing of these Amended and Restated Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Private Corporations Law, as so amended.

     7.2. Mandatory Indemnification. The Corporation shall indemnify the directors and officers of the Corporation to the fullest extent permitted by the Nevada Private Corporations Law as the same now exists or may hereafter be amended.

     7.3. Mandatory Payment of Expenses. The Corporation shall pay the expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized by the Nevada Private Corporations Law.

     7.4. Effect of Amendment or Repeal. Any amendment to or repeal of any of the provisions in this Article VII shall not apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation, or otherwise affect any right or protection of a director or officer of the Corporation, for or with respect to any acts or omissions of the director or officer occurring prior to the amendment or repeal, except as otherwise required by a mandatory provision of law.


                                  ARTICLE VIII
                        Preemptive or Preferential Rights

     No shareholder of the Corporation shall, by reason of holding any shares of any class of the Corporation's capital stock, have any preemptive or preferential right to acquire or subscribe for any treasury or unissued shares of any class of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of the Corporation capital stock now or hereafter authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities would adversely affect the dividends or voting rights of such shareholder, and the Board of Directors of the Corporation may issue shares of any class of this Corporation, without offering any such shares, either in whole or in part, to the existing shareholders of any class of the Corporation.


                                   ARTICLE IX
                              Other Constituencies

     In evaluating any offer of any person for a tender or exchange of shares, merger, consolidation or acquisition of all or substantially all the properties and assets of the Corporation, the Board of Directors may, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including, without limitation:

          (i) the social, legal, environmental and economic effects on the employees, agents, customers, suppliers, advisors and other affected persons, firms and companies, and on the communities and geographical areas in which the Corporation and any majority-owned subsidiaries of the Corporation operate or are located and any other businesses and properties of the Corporation or any majority-owned subsidiaries of the Corporation, as well as such other factors as the directors deem relevant;

          (ii) not only the financial consideration being offered in relation to the then-current market price of the Corporation's outstanding shares of capital stock, but also in relation to the then-current value of the Corporation and in relation to the Board of Director's estimate of the future value of the Corporation (including the unrealized value of its properties and assets) as an independent going concern; and

          (iii) the relationships of the Corporation and any majority-owned subsidiaries of the Corporation, to their regulators and to the public.


                                    ARTICLE X
                   Unanimous Consent; Meetings of Shareholders

     Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called and noticed annual or special meeting of the shareholders of the Corporation, and no action required to be taken or that may be taken at any such annual or special meeting of the shareholders of the Corporation may be taken without a meeting, except by the unanimous written consent of all of the shareholders. Except as otherwise required by law, special meetings of the shareholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).


                                   ARTICLE XI
                                    Duration

     The Corporation is to have perpetual existence.


                                   ARTICLE XII
                          Reservation of Right to Amend

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Nevada, and all rights conferred upon the shareholders are granted subject to this reservation.


                                  ARTICLE XIII
                                   Amendments

     Notwithstanding any other provision of these Amended and Restated Articles of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of Voting Stock required by law, these Amended and Restated Articles of Incorporation or the terms of any class or series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of Voting Stock voting together as a single class shall be required to alter, amend or repeal Article V, Article VII, Article X and this Article XIII.


                                   ARTICLE XIV
                                     Bylaws

     In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend and repeal the Bylaws of the Corporation.


                                   ARTICLE XV
                                  Incorporators

     The names and addresses of the original incorporators executing the original Articles of Incorporation in 1981 are set forth below:

         Jill White                 324 South Third Street
                                    Las Vegas, Nevada 89101

         Robin Alvey                324 South Third Street
                                    Las Vegas, Nevada 89101

         Jodi Robertson             324 South Third Street
                                    Las Vegas, Nevada 89101


     IN WITNESS WHEREOF, the undersigned President and Secretary of Biomune Systems, Inc. do hereby certify (a) that the foregoing Amended and Restated Articles of Incorporation were approved at an annual meeting of the shareholders, which annual meeting was duly called, noticed and held, and (b) that at such annual meeting, shareholders of Biomune Systems, Inc. representing a majority of the shares entitled to vote thereon, being 8,850,257 shares of the total issued and outstanding shares of the equity securities of Biomune Systems, Inc. entitled to vote thereon, approved the foregoing Amended and Restated Articles of Incorporation in accordance with the Nevada Private Corporations Law.

     DATED this 25th day of July, 1995.


                                     /s/  David G. Derrick
                                    -----------------------
                                    David G. Derrick
                                    President


                                     /s/  E. Wayne Nelson
                                    -----------------------
                                    E. Wayne Nelson
                                    Secretary

STATE OF UTAH               )
                            :ss.
COUNTY OF SALT LAKE         )

     This instrument was acknowledged before me on July 25, 1995, by David G. Derrick, the President of Biomune Systems, Inc.


                                     /s/  Thomas R. Taylor
                                    -----------------------
                                    NOTARY PUBLIC

My Commission Expires:

[ NOTARY SEAL STAMP]
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STATE OF UTAH               )
                            :ss.
COUNTY OF SALT LAKE         )

     This instrument was acknowledged before me on July 25, 1995, by E. Wayne Nelson, the Secretary of Biomune Systems, Inc.


                                     /s/  Thomas R. Taylor
                                    -----------------------
                                    NOTARY PUBLIC

My Commission Expires:

 [NOTARY SEAL STAMP]
----------------------